HSBC Investor Funds

Amendment to Amended and Restated Declaration of Trust

RESOLVED, that pursuant to Section 5.12 of the Declaration of Trust of HSBC Investor Funds, a Massachusetts business trust (the “Trust”), dated April 22, 1987, as amended and restated July 1, 1987 (the “Declaration”); the name of the Trust is redesignated as HSBC Funds; and further

RESOLVED, that pursuant to Section 5.12 of the Declaration of Trust of HSBC Investor Funds, a Massachusetts business trust (the “Trust”), dated April 22, 1987, as amended and restated July 1, 1987 (the “Declaration”); the names of certain of the Trust’s series are redesignated as follows:

Former Name	Redesignated Name
HSBC Investor New York Tax-Free Money Market Fund	HSBC New York Tax-Free Money Market Fund
HSBC Investor Prime Money Market Fund	HSBC Prime Money Market Fund
HSBC Investor Tax-Free Money Market Fund	HSBC Tax-Free Money Market Fund
HSBC Investor U.S. Government Money Market Fund	HSBC U.S. Government Money Market Fund
HSBC Investor U.S. Treasury Money Market Fund	HSBC U.S. Treasury Money Market Fund
HSBC Investor Growth Fund	HSBC Growth Fund
HSBC Investor Opportunity Fund	HSBC Opportunity Fund
HSBC Investor BRIC Equity Fund	HSBC BRIC Equity Fund
HSBC Investor China Equity Fund	HSBC China Equity Fund
HSBC Investor India Equity Fund	HSBC India Equity Fund
HSBC Investor U.S. Treasury Obligations Money Market Fund	HSBC U.S. Treasury Obligations Money Market Fund
HSBC Investor Short Duration Fixed Income Fund	HSBC Short Duration Fixed Income Fund

; and further

RESOLVED, that pursuant to Section 5.11 of the Trust's Declaration, the shares of beneficial interest ("the Shares") of the Trust shall be further divided into four additional series (each a "Fund" and together, the “Funds”) designated: (a) “HSBC RMB Currency Fund;” (b) “HSBC Total Return Fund ;” (c) “Income Strategy Fund;” and (d) “HSBC RMB Bond Fund;” and further

RESOLVED, that each Fund shall have the following special and relative rights:

1.	The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective prospectus and registration statement on Form N-1A under the Securities Act of 1933 with respect to the Fund. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Shares) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration.

2.	The Fund's Shareholders shall vote separately as a class on any matter, except to the extent required by the Investment Company Act of 1940 (the "1940 Act"), or when the Trustees have determined that the matter affects only the interests of one series' Shareholders, then only that series' Shareholders shall be entitled to vote thereon; and any matter shall be deemed to have been effectively acted upon with respect to that series as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration.

3.	The assets and liabilities of the Trust shall be allocated among each Fund and the other series of the Trust as set forth in Section 5.11 of the Declaration except that costs of the registration of the Fund and the registration and public offering of the Shares thereof shall be amortized for the Fund in accordance with applicable accounting principles.

4.	Subject to the provisions of Section 5.12 of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the Fund or any other series previously, now or hereafter created, or otherwise to change the special and relative rights of the Fund or any such other series, provided that such change shall not adversely affect the rights of any Shareholder.

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 16th day of December, 2011. This instrument may be executed by the Trustees on separate counterparts but shall be effectively only when signed by a majority of the Trustees.

Signature

/s/ Marcia L. Beck	/s/ Susan S. Huang
Marcia L. Beck	Susan S. Huang

/s/ Alan S. Parsow	/s/ Thomas F. Robards
Alan S. Parsow	Thomas F. Robards

/s/ Deborah Hazell	/s/ Michael Seely
Deborah Hazell	Michael Seely